Exhibit 99.1

ENHANCED TELECOM SERVICES

CONTACTS:	Metro One Telecommunications, Inc.
Gary E. Henry, President and CEO
(503) 643-9500

Duane Fromhart, Chief Financial Officer
(503) 524-1266

Financial Dynamics
Jason Golz (Investors & Financial Media)
(415) 439-4532

METRO ONE SELECTED BY JINGLE NETWORKS AS PREFERRED
PROVIDER OF DIRECTORY ASSISTANCE CALLS

Metro One to Serve Nation’s Largest Provider of Free Directory Assistance Calls via

1-800-FREE411 Service

Portland, Oregon – August 7, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® (“EDA”) and other enhanced telecom services, today announced that it has been selected as a preferred directory assistance provider for Jingle Networks’ 1-800-FREE411 service.

Jingle Networks selected Metro One based on the Company’s long history and expertise in providing high quality, accurate, and efficient directory assistance services.  As the nation’s leading advertiser-supported directory assistance service, Jingle Networks’ 1-800-FREE411 offers an interactive, one-to-one communication with targeted prospects at crucial moments in the sales cycle, delivering lower-cost, no-risk customer acquisition compared to traditional media.

It is anticipated that Jingle will deliver significant revenue to Metro One over the term of the agreement.  In addition, the agreement includes financial commitments from Jingle based on call volume expansion and other financial incentives.  Further, the agreement calls for Jingle to receive warrants to purchase Metro One common stock contingent on meeting specific revenue targets over the next 24 months.

“Given Jingle’s aptitude for integrating advertising and technology and translating that know-how into a rapidly growing business, we are delighted to enter into such a significant relationship with this company,” said Gary E. Henry, president and chief executive officer of Metro One.  “Jingle is emerging as a leader of a very promising new industry that offers marketers a powerful media channel to reach consumers.  Jingle needed a directory assistance provider who not only could scale with their exponential call growth, but also had the technology experience to do it right.  Metro One is uniquely positioned to deliver under these aspects and much more.  We believe this contract is the initial phase of a long-term relationship that will deliver many benefits to Metro One, not the least of which is aligning ourselves with strong growth.”

Jingle founder and chief technologist, Scott Kliger added, “The live operator directory assistance function is a vital aspect of our business and we are looking forward to working with a leader like Metro One to ensure the highest quality service is provided to our callers.”

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services.  The Company operates call centers located in the United States.  Metro One handled approximately 231 million requests for information in 2005.  In addition, the Company provides millions of data updates and validations each month to a wide range of direct marketers and other enterprises.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

About Jingle Networks

Jingle Networks is creating a new media network through 1-800-FREE411, the nation’s leading advertiser-supported directory assistance service, which is revolutionizing the directory assistance industry by offering consumers a free alternative to the high cost 411 services provided by landline carriers and mobile phone companies.  1-800-FREE411 is supported by national and local advertisers who use 1-800-FREE411 as both a branding and direct-response media channel to target messages to callers within the context of a normal-length 411 call.  In addition, FREE411.COM on the Internet provides consumers with an easy to use Web-based resource for telephone number lookups.  For more information, visit: www.free411.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q and the Form 8-K related to this press release.  The forward-looking statements should be considered in light of these risks and uncertainties.